UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report Pursuant to Section 13 or
15(d) of the Securities Exchange Act of 1934

June 17, 2004
Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240

(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Pursuant to Rule 412 of Regulation C under the Securities Act of 1933, as amended, Atmos Energy Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2004 (File No. 001-10042), is hereby amended and superseded in its entirety by this Form 8-K/A.

Item 5. Other Events and Required FD Disclosure.

     On June 17, 2004, a subsidiary of Atmos Energy Corporation entered into a definitive agreement to acquire substantially all of the operations of TXU Gas Company, a subsidiary of TXU Corp. The purchase price for the acquisition is $1.925 billion, which is payable in cash. The purchase price is subject to a decrease or increase if at the time of closing the working capital of TXU Gas is less or more than approximately $121 million. Atmos Energy is not assuming any of the outstanding debt of TXU Gas. The closing of the acquisition, which Atmos Energy expects to occur by December 31, 2004, is subject to the satisfaction of customary conditions and applicable regulatory approvals. Atmos Energy has received a commitment from affiliates of Merrill Lynch & Co. to provide a 364-day senior unsecured credit facility to finance, or backstop the issuance of commercial paper to finance, the acquisition.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

99.1 News Release dated June 17, 2004 (furnished under Item 9)

Item 9. Regulation FD Disclosure.

     Attached as Exhibit 99.1 is the news release issued by Atmos Energy on June 17, 2004, announcing its proposed acquisition of TXU Gas. Atmos Energy also announced in the news release that members of its leadership team would discuss the proposed acquisition of TXU Gas in a meeting with securities analysts on Thursday, June 17, 2004, beginning at 10 a.m. Eastern Daylight Time. Atmos Energy also announced in the release that the presentation would be webcast live and that slides for the broadcast would be available on its website.

     The information in this Item 9 and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)

DATE: July 2, 2004	By:	/s/ LOUIS P. GREGORY

Louis P. Gregory
Senior Vice President
and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated June 17, 2004